Exhibit 3.39
CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF FORMATION
OF
REED-HYCALOG L.L.C.

FIRST:	The name of the limited liability company is Reed-Hycalog L.L.C.

SECOND:	The amendment changes article first of the original articles of organization. The article will be amended to read:

The name of the limited liability company is ReedHycalog, LLC
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Formation this 22nd day of January, 2003.

Grant Prideco, Inc. (Sole Member)
By:	/s/ Philip A. Choyce
Philip A. Choyce, Vice President